Exhibit 99.1

ABX HOLDINGS REPORTS 2007 FOURTH QUARTER AND ANNUAL RESULTS

Charter segment revenues more than double for the quarter and year

WILMINGTON, Ohio - March 17, 2008 - ABX Holdings, Inc. (NASDAQ:ABXA) today reported strong fourth-quarter and annual revenue growth in its air charter segment in 2007, stemming from the rapid deployment of its fleet of Boeing 767 freighters. The company also reported fourth-quarter gains in revenues and pre-tax earnings from commercial agreements with its principal customer, DHL. Net income for the fourth quarter and full year 2007 were lower than in 2006, however, principally because of the effect of non-cash tax items each year.

ABX Holdings, the newly formed parent company of three certificated cargo airlines and related businesses, reported fourth quarter net earnings of $8.4 million, or $0.14 per diluted share, on revenues of $319.2 million. Net earnings for the full year 2007 were $19.6 million, or $0.33 per diluted share, on revenues of $1.17 billion. Net earnings for the fourth quarter of 2006 were $68.9 million, or $1.18 per diluted share, on revenues of $306.3 million, and for the full year 2006 net earnings were $90.1 million, or $1.54 per diluted share, on revenues of $1.26 billion.

Net earnings for 2006 included a non-cash, income tax benefit of $54.0 million, or $0.93 per share, recorded in the fourth quarter from the recognition of previously reserved deferred tax assets. Net earnings for 2007 included income tax expense of $6.0 million, or $0.10 per share in the fourth quarter, and $13.7 million, or $0.23 per share, for the full year. No cash was received from the 2006 benefit, nor was any paid out for federal income taxes in 2007. ABX Holdings’ federal income tax liability for 2007 was completely offset by tax-loss carryforwards stemming from the deferred tax assets. (See Income Taxes, below, for additional information).

Pre-tax earnings, which exclude the effect of the non-cash tax items noted above, decreased 3% in the fourth quarter to $14.4 million, compared with the fourth quarter of 2006. Pre-tax earnings were $33.3 million for 2007, down 8% compared with 2006. EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) increased 8% to $30.7 million in the fourth quarter, and 7% for the year to $94.5 million, compared with 2006 periods (see Reconciliation of EBITDA to GAAP Net Earnings at the end of this release). EBITDA is a non-GAAP measure of financial performance that management believes better reflects the cash-generating performance of asset-intensive businesses such as ABX Holdings.

On December 31, 2007, ABX Holdings acquired Cargo Holdings International (“CHI”), a privately held provider of outsourced air cargo services based in Orlando, Florida. Historical financial statements of CHI, and pro forma financial statements for ABX Holdings as if the CHI purchase had been in effect in 2006 and 2007, have been filed with the Securities and Exchange Commission on Form 8-K/A.

ABX Holdings President and CEO Joe Hete said, “Fourth quarter and full year 2007 results demonstrate our commitment to creating value for shareholders by maximizing operating cash flow and asset strength through business with our largest customer, DHL, as well as by rapidly growing our air charter operations around the world. Our year-end purchase of CHI, including its two airline companies, Air Transport International (“ATI”) and Capital Cargo International Airlines (“CCIA”), was a quantum leap for us toward these goals, and transformed us into leaders in the expanding global market for efficient, reliable ACMI and related air cargo services. At year-end, the ABX Holdings family of companies had in-service fleets totaling 127 aircraft, including the world’s largest fleet of Boeing 767 cargo aircraft. These aircraft uniquely position us to serve not only the thirty-plus customers we have today, but also others in the rapidly growing markets of Asia, Latin America, and throughout the rest of the world. These companies, and the talented people who run them, are already leveraging their complementary strengths to pursue opportunities that will accelerate our growth, diversify our revenue streams, and contribute significantly to our cash flow in 2008 and beyond.”

Revenues and pre-tax earnings derived from ABX Air’s ACMI and Hub Services agreements with its principal customer, DHL, increased in the fourth quarter, but were lower for the full year, compared with 2006. Revenues from operations not covered under the commercial agreements with DHL increased 44% to $28.6 million for the fourth quarter, and 89% to $91.6 million for the year. Pre-tax earnings from those non-DHL operations increased 25% for the year but were 4% lower in the fourth quarter, compared with 2006. Non-DHL revenues were 9% and 8%, respectively, of ABX Air’s consolidated revenues for the fourth quarter and full year 2007.

ABX Holdings Fourth Quarter 2007 Results	Page 2

Results Associated with the DHL Agreements

Under its agreements with DHL, ABX Air earns a base mark-up on eligible costs and can earn incremental mark-up revenues for meeting certain quarterly cost goals and annual cost and service goals. Any incremental mark-up earned from attainment of annual cost and service goals is recognized in the fourth quarter.

“Our people did an outstanding job of providing a level of service to our principal customer that earned us the maximum possible incremental markup for annual service performance (covering both on-time performance and sorting accuracy) under our Hub Services agreement for 2007,” Hete said. “This was the best service result we have achieved under that agreement since 2004, when we also attained maximum credit. Additionally, under the ACMI agreement, we again met 100% of our cost-related mark-up goal, and narrowly missed duplicating our 2006 performance as we achieved 80% of the possible service markup in 2007, versus 100% in 2006.”

The following are incremental mark-up amounts included in fourth-quarter revenues and pre-tax earnings for 2007 and 2006:

Incremental Mark-Ups from the DHL Contracts (in millions)

	Three Months Ended December 31,
	2007			2006
	ACMI	Hub Services	Total	ACMI	Hub Services	Total
Quarterly cost-related	$0.6	$—	$0.6	$0.1	$—	$0.1
Annual cost-related	3.8	—	3.8	4.1	—	4.1
Annual service-related	0.9	2.3	3.2	1.2	2.1	3.3

Total Incremental Mark-up	$5.3	$2.3	$7.6	$5.4	$2.1	$7.5

Pre-tax earnings from the DHL commercial agreements for the fourth quarter of 2007 were up 8% compared with the previous year’s quarter to $10.8 million, as Hub Services earnings increased $0.9 million due to a combination of a reduction in non-reimbursed expenses under the DHL agreements and greater service-quality mark-up attainment. Fourth quarter ACMI earnings were essentially flat. Fourth-quarter revenues under the DHL agreements increased 1%, largely due to higher fuel costs which are reimbursed without mark-up.

For the year, ABX Air’s pre-tax earnings from the DHL agreements decreased 6% to $21.2 million, and revenues decreased 11% to $1.08 billion. Both results are primarily attributable to reductions during 2006 and 2007 in the scope of services that ABX Air performed for DHL, including reductions in aircraft, regional hub management, and in management of truck line-haul operations.

“During 2007, we continued to be DHL’s most reliable air service provider, with fleet reliability as measured under the ACMI agreement again exceeding 99%,” Hete said. “In addition, we agreed to provide two additional 767s in support of DHL’s network during 2008, bringing the total number of 767s supporting DHL’s domestic network to thirty-one. More recently, DHL has expressed interest in utilizing more of our 767s, due to the aircraft’s superior reliability and cost efficiency (including fuel efficiency and two-person flight crews). We hope to be able to reach a mutually beneficial arrangement with them to place additional 767s in their U.S. network.”

Results from the Air Charter Segment

Revenues from ABX Air’s air charter segment more than doubled to $17.7 million for the fourth quarter of 2007, from $8.6 million in the fourth quarter of 2006. For the full year 2007, ABX Air increased its air charter revenues by 127% to $55.6 million. This increase in revenue was driven by the addition of seven Boeing 767-200 freighters to ABX Air’s fleet throughout the course of the year, bringing the total 767 fleet deployed in this segment to eleven by the end of 2007. As anticipated, fourth-quarter charter earnings were affected by high aircraft crewing expenses to support operations in Asia , and by higher depreciation costs stemming from the increase in fleet size. For the year, pre-tax earnings for the charter segment increased 23% due to revenue growth.

Hete noted that ABX Air accomplished several goals for its ACMI/charter business during 2007, including: placing seven more Boeing 767 aircraft into service to expand its 767 charter fleet to eleven; establishing a market presence in the Asia/Pacific region (the fastest growing economic region in the world); and gaining its first scheduled-service authority into a foreign country, Mexico.

ABX Holdings Fourth Quarter 2007 Results	Page 3

“Six of these aircraft are operating now in Latin America, two in the U.S. for DHL, and two in the Asia/Pacific region on behalf of ANA,” he said. “Our groundbreaking ACMI agreement with ANA began last spring and was recently extended into January 2010. With our flight crew domiciled in Osaka, Japan, we look forward to deploying two to four additional 767s into that region during 2008 on behalf of ANA and other Asian carriers, and to improving efficiencies and reducing travel costs, which we anticipate will restore the margins we envisioned when we launched these operations last May.”

Results from Other Operations

Revenues from ABX Air’s operations other than from the DHL and charter segments declined 2% to $11.0 million for the fourth quarter of 2007 compared to the fourth quarter of 2006, but were up 50% to $36.0 million for the year. The regional sorting facilities that ABX Air manages for the U.S. Postal Service were profitable for the fourth quarter and full year, a sharp improvement compared with the fourth quarter of 2006, when we had just begun to manage two of the three centers. Pre-tax earnings from aircraft maintenance services increased for the fourth quarter and full year.

Income Taxes

ABX Air has not paid federal income taxes since its inception as an independent publicly held company in 2003. This income tax liability continues to be offset by utilization of the company’s deferred tax assets, consisting largely of accelerated tax depreciation on the aircraft fleet and federal net operating loss carryforwards. In the fourth quarter of 2006, ABX Air reversed the remainder of a valuation allowance originally established against its deferred tax assets in 2003. The reversal led to a non-cash income tax benefit of $54.0 million for 2006, and required ABX Air to begin recording non-cash federal income tax expense on its income statement in 2007. That non-cash expense was $13.7 million in 2007, representing an approximate 41% effective rate on ABX Air’s profits. The remaining tax-loss carryforwards are expected to offset the federal income tax liability of ABX Holdings into 2010.

Balance Sheet

ABX Holdings’ year-end balance sheet reflects the effects of its purchase of CHI, which closed on December 31, 2007. Historical financial statements of CHI and pro forma financial statements for ABX Holdings, as if the CHI purchase had been in effect in 2006 and as of September 30, 2007, have been filed with the Securities and Exchange Commission on Form 8-K/A.

Selected Items and Outlook for 2008

DHL’s Plan for Improvement in its U.S. Financial Performance

On March 6, 2008, Deutsche Post World Net, DHL’s parent company, announced that DHL will maintain a strong market presence in the U.S. and will announce in May its plan to improve DHL’s financial performance in the U.S. market. Hete said, “We believe we can assist DHL in reducing its costs in the U.S. while continuing to earn an acceptable return on ABX Air’s invested capital. We look forward to working with DHL to achieve these important objectives.”

DHL Arbitration Status

In November 2007, ABX Air and DHL agreed to arbitrate a dispute over the allocation of certain overhead expenses currently reimbursed by DHL to ABX Air under the terms of the commercial agreements and several other issues relating to reimbursement of expenses in 2007. A panel of three arbitrators is expected to resolve the pending issues by the end of the second quarter of 2008.

Hete said, “We continue to work collaboratively with DHL to provide excellent service at a reasonable price, and DHL continues to reimburse us in full for all eligible expenses. While we expect to assume an appropriate level of allocated overhead expense with respect to our non-DHL operations at some point in the future as we continue to grow, but we do not expect to allocate any overhead expenses to our non-DHL operations for 2007 and, accordingly, have not established any reserves for that purpose.”

ABX Holdings Fourth Quarter 2007 Results	Page 4

2008 Outlook Including CHI

Hete noted that “Our operating results for 2008 will include contributions from the businesses of CHI, one of the nation’s most innovative and flexible operators of freighter aircraft and providers of value-added logistics and air cargo management services. We are excited about the opportunities to build upon CHI’s existing customer relationships, including BAX/Schenker, the U.S. military, and DHL’s Latin American operations, and the 30 aircraft that comprise the fleets of their cargo airlines, ATI and CCIA. We look forward to adding several 767 and 757 freighter aircraft to those fleets this year, including four 767s (two of which are to be leased to a Canadian carrier under seven-year agreements) plus up to three leased or ACMI-operated 757s expected to serve DHL’s Latin America network. These aircraft are in addition to the two 767s that have been added since year-end. They and should provide attractive returns and contribute to the already substantial cash flow from earnings and depreciation that ABX Air and the CHI companies are generating today with their existing fleets.”

Conference Call

ABX Holdings will host a conference call to review its financial results for the fourth quarter and year 2007 on Tuesday, March 18, 2008 at 10 a.m. Eastern time. Participants should dial (800) 713-4215 and international participants should dial (617) 213-4867 ten minutes before the scheduled start of the call and ask for conference pass code 99414574. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors, and via www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone through Tuesday, March 25, 2008, at (888) 286-8010 (international callers (617) 801-6888); use pass code 36046835. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

About ABX Holdings

ABX Holdings is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ABX Holdings also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ABX Holdings’ subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Aircraft Management, Inc., Capital Cargo International Airlines, Inc. and LGSTX Services, Inc. For more information, please see www.abxair.com and www.cargoholdings.com.

Contact:

ABX Air, Inc.

Quint Turner, 937-382-5591

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Holdings, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services ABX Air performs under its commercial agreements with DHL, the resolution via arbitration of certain issues related to overhead allocation under ABX Air’s commercial agreements with DHL, maintaining cost and service level performance under those agreements, the ability to generate revenues and cash flow from sources other than DHL, the ability to generate earnings and cash flow sufficient to repay debt and realize certain tax benefits, the potential for accelerated repayment of ABX Air’s Promissory Note with DHL, achieving objectives for growth and profitability anticipated from the purchase of Cargo Holdings International, Inc., and other factors that are contained from time to time in ABX Holdings’ filings with the U.S. Securities and Exchange Commission, including ABX Holdings’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Holdings undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX Holdings Fourth Quarter 2007 Results	Page 5

ABX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2007	2006	2007	2006
REVENUES	$319,192	$306,270	$1,174,515	$1,260,361
OPERATING EXPENSES:
Salaries, wages and benefits	160,342	167,619	617,172	635,015
Fuel	76,847	62,643	263,352	262,948
Maintenance, materials and repairs	23,978	21,731	93,254	97,108
Depreciation and amortization	13,465	11,658	51,747	45,660
Landing and ramp	7,366	4,906	25,924	21,099
Rent	2,776	2,890	9,656	9,716
Purchased line-haul and yard management	1,331	1,895	5,980	88,223
Other operating expenses	15,845	16,147	64,632	57,807

	301,950	289,489	1,131,717	1,217,576

	17,242	16,781	42,798	42,785

INTEREST EXPENSE, NET OF INTEREST INCOME	(2,836)	(1,894)	(9,510)	(6,772)

INCOME BEFORE INCOME TAXES	14,406	14,887	33,288	36,013
INCOME TAXES	(6,035)	54,041	(13,701)	54,041

NET EARNINGS	$8,371	$68,928	$19,587	$90,054

EARNINGS PER SHARE:
Basic earnings per share	$0.14	$1.18	$0.34	$1.55

Diluted earnings per share	$0.14	$1.18	$0.33	$1.54

WEIGHTED AVERAGE SHARES:
Basic	58,345	58,270	58,296	58,270

Diluted	58,633	58,487	58,649	58,403

ABX Holdings Fourth Quarter 2007 Results	Page 6

ABX HOLDINGS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,271	$63,219
Marketable securities - available-for-sale	49,636	15,374
Accounts receivable, net of allowance of $363 and $516 in 2007 and 2006, respectively	55,339	10,365
Inventory	14,701	13,907
Prepaid supplies and other	19,621	6,395
Deferred income taxes	19,262	14,691
Aircraft and engines held for sale	1,896	2,219

TOTAL CURRENT ASSETS	219,726	126,170

Property and equipment, net	690,813	458,638
Other assets	26,280	7,966
Deferred income taxes	15,794	87,024
Intangibles	31,700	—
Goodwill	178,654	—

TOTAL ASSETS	$1,162,967	$679,798

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$76,425	$65,313
Salaries, wages and benefits	64,560	53,173
Accrued expenses	11,266	10,298
Current portion of debt obligations	22,815	11,413
Unearned revenue	21,046	4,081

TOTAL CURRENT LIABILITIES	196,112	144,278

Long-term obligations	567,987	189,118
Postretirement liabilities	186,338	222,587
Other liabilities	12,527	3,605
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 62,650,278 and 58,539,300 shares issued and outstanding in 2007 and 2006, respectively	626	585
Additional paid-in capital	458,091	431,071
Accumulated deficit	(189,544)	(207,836)
Accumulated other comprehensive loss	(69,170)	(103,610)

TOTAL STOCKHOLDERS' EQUITY	200,003	120,210

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,162,967	$679,798

ABX Holdings Fourth Quarter 2007 Results	Page 7

ABX HOLDINGS, INC.

EARNINGS SUMMARY

(Unaudited)

(In thousands)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2007	2006	2007	2006
REVENUES
DHL
ACMI
Base mark-up	$110,630	$114,447	$445,390	$466,967
Incremental mark-up	5,320	5,399	7,044	7,451

Total ACMI	115,950	119,846	452,434	474,418
Hub Services
Base mark-up	82,156	90,662	314,687	400,336
Incremental mark-up	2,316	2,063	2,316	3,015

Total Hub Services	84,472	92,725	317,003	403,351
Other Reimbursable	90,126	73,864	313,506	334,101

Total DHL Contracts	290,548	286,435	1,082,943	1,211,870
Charters	17,669	8,602	55,580	24,440
Other Activities	10,975	11,233	35,992	24,051

Total Revenues	$319,192	$306,270	$1,174,515	$1,260,361

EXPENSES
DHL
ACMI	$108,863	$112,725	$438,823	$459,926
Hub services	80,763	89,881	309,435	395,391
Other Reimbursable	90,126	73,864	313,506	334,101

Total DHL	279,752	276,470	1,061,764	1,189,418
Charters	16,501	6,678	51,016	20,736
Other Activities	8,437	9,311	30,094	19,356

Total Expenses	$304,690	$292,459	$1,142,874	$1,229,510

PRE-TAX EARNINGS
DHL	$10,796	$9,965	$21,179	$22,452
Charters	1,168	1,924	4,564	3,704
Other Activities	2,538	1,922	5,898	4,695
Net Interest and Other	(96)	1,076	1,647	5,162

Total Pre-tax Earnings	$14,406	$14,887	$33,288	$36,013

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs that are reimbursed by DHL. The provisions of the commercial agreements with DHL do not require an allocation of reimbursed overhead until such time as ABX Air derives more than 10% of its total revenue from non-DHL sources.

ABX Holdings Fourth Quarter 2007 Results	Page 8

ABX HOLDINGS, INC.

NON-GAAP RECONCILIATION

Net Earnings to Earnings Before Interest, Taxes, Depreciation and Amortization

(EBITDA)

(Unaudited)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2007	2006	2007	2006
GAAP NET EARNINGS	$8,371	$68,928	$19,587	$90,054
Income Tax Expense (Benefit)	6,035	(54,041)	13,701	(54,041)
Interest Income	(929)	(1,255)	(4,557)	(4,775)
Interest Expense	3,765	3,149	14,067	11,547
Depreciation and Amortization	13,465	11,658	51,747	45,660

EARNINGS BEFORE INTEREST, TAXES DEPRECIATION AND AMORTIZATION	$30,707	$28,439	$94,545	$88,445

EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA is defined as income (loss) from operations plus net interest expense, provision for income taxes, depreciation and amortization. The Company’s management uses this adjusted financial measure in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company, including as a measure of liquidity. EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as an alternative measure of liquidity.